Exhibit 10(b)

PGIM, Inc. and the Noteholders signatory hereto

c/o Prudential Capital Group

2029 Century Park East, Suite 860

Los Angeles,  CA 90067

As of March 16, 2020

WD-40 Company

9715 Businesspark Avenue

San Diego, CA 92131

Re:Second  Amendment to Note Purchase and Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to that certain Note Purchase and Private Shelf Agreement, dated as of November 15, 2017 (as amended or otherwise modified from time to time, the “Agreement”), by and between WD-40 Company, a Delaware corporation,  on the one hand, and PGIM, Inc. and the other Purchasers, on the other hand.  Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

1.Amendments to Agreement.  Pursuant to the provisions of Section 17 of the Agreement, and subject to the terms and conditions of this letter agreement, the undersigned holders of Notes (the “Noteholders”) and the Company hereby agree that the Agreement is hereby amended, as follows:

(a)Each reference to “45 days” set forth in Section 5.5 and Section 7.1(a) is deleted and replaced with “60 days.”

(b)Section 10.2 is amended and restated, as follows:

“10.2Investments.  The Company will not, and will not permit any Subsidiary to, make any Investments, except:

(a)Investments held in the form of cash or Cash Equivalents;

(b)Investments existing as of the date hereof and set forth on Schedule 10.2;

(c)Investments in any Person that is a Credit Party prior to giving effect to such Investment;

(d)Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)Guaranties permitted by Section 10.3;

(g)Permitted Acquisitions;

(h)intercompany loans and advances made by any Credit Party to any of its Subsidiaries which are not Credit Parties in an amount not to exceed $5,000,000 in the aggregate at any time outstanding; and

(i)Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed the greater of (i) $5,000,000 in the aggregate at any time outstanding, and (ii) the limitation on such Investments provided for in the Bank Credit Agreement, provided that this clause (ii) shall not apply if (1) a Default or Event of Default existed at the time the modification providing for the applicable greater limitation on such Investments under the Bank Credit Agreement became effective, or (2) if any lenders under the Bank Credit Agreement received any remuneration or other consideration for such modification, unless the holders of the Notes concurrently received their ratable share of such remuneration or other consideration.”

(c)The preamble to Section 10.5 is amended and restated, as follows:

“10.5Dispositions.  The Company will not, and will not permit any Subsidiary to, make any Disposition, except:”

(d)The reference to “after the date hereof” set forth in Section 10.5(c) is deleted and replaced with “after March 16, 2020.”

(e)The reference to “the period from and including November 15, 2015 to May 13, 2020” set forth in Section 10.6(d) is deleted and replaced with “the period from and including March 16, 2020 to March 16, 2025.”

(f)Section 10.15 is amended and restated, as follows:

“10.15Capital Expenditures.  The Company will not, and will not permit any Subsidiary to, permit Consolidated Capital Expenditures for any fiscal year of the Company set forth below to exceed the greater of (i) the amount corresponding to such fiscal year, and (ii) such limitation on Consolidated Capital Expenditures provided for in the Bank Credit Agreement, provided that this clause (ii) shall not apply if (1) a Default or Event of Default existed at the time the modification providing for the applicable greater limitation on Consolidated Capital Expenditures under the Bank Credit Agreement became effective, or (2) if any lenders under the Bank Credit Agreement received any remuneration or other consideration for such modification, unless the holders of the Notes concurrently received their ratable share of such remuneration or other consideration:

Fiscal Year	Permitted Consolidated Capital Expenditures
2020	$30,500,000
2021	$19,000,000
2022	$15,000,000
2023	$15,000,000
2024	$15,000,000
2025	$15,000,000

Notwithstanding anything to the contrary contained in Section 10.15, to the extent that the aggregate amount of Consolidated Capital Expenditures made by the Company and its Subsidiaries in any fiscal year of the Company is less than the maximum base amount of Consolidated Capital Expenditures permitted by Section 10.15 with respect to such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make additional Consolidated Capital Expenditures in subsequent fiscal years of the Company; provided that the Rollover Amount added to the amount of Consolidated Capital Expenditures permitted in any fiscal year of the Company shall not exceed $5,000,000.”

(g)Section 21.2 is amended and restated, as follows:

“21.2Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company or any Subsidiary to measure any financial liability or other accounting metric using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments:  Recognition and Measurement or any other accounting standard that would result in any financial liability being set forth at an amount less than the actual outstanding principal amount thereof) shall be disregarded and such determination shall be made as if such election had not been made.    Any lease that is properly characterized as a financing lease in accordance with GAAP but is, for purposes of the Company’s adoption of ASC 842 (regardless of the date on which such lease has been entered into), disregarded as an immaterial financing lease on the Company’s consolidated financial statements (and which the Company’s independent certified public auditor has permitted to be disregarded as immaterial on such financial statements), shall not be a Capital Lease for purposes of this Agreement.”

(h)A new clause is inserted in Section 21.7, immediately following the flush language at the end of clause (e) of Section 21.7, as follows:

“(f)Each Guarantor (and, for the sake of clarity, each of the Guarantors has irrevocably agreed to be bound by this Section 21.7 pursuant to Section 19 of the Multiparty Guaranty) that is organized in a jurisdiction other than the United States of America or a state thereof hereby irrevocably appoints the Company to receive for it, and on its behalf, service of process in the United States of America, and the Company hereby accepts such appointment.”

(i)The definition of “Bank Credit Agreement” set forth in Schedule B is amended and restated, as follows:

““Bank Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 16, 2020, among the Company, the Designated Borrowers (as defined therein), the Guarantors (as defined therein) and Bank of America, N.A., as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, and any other credit agreement which from time to time provides for the principal revolving credit facility of the Company or its Subsidiaries.”

(j)The definition of “Capital Lease” set forth in Schedule B is amended and restated, as follows:

““Capital Lease”  means, as applied to any Person, any lease of any property by that Person as lessee which (subject to the last sentence of Section 21.2), in accordance with GAAP, is required to be accounted for as a financing lease on the balance sheet of that Person.”

2.Limitation of Modifications.  The modifications effected in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent, waiver or other modification of any other terms or conditions of the Agreement or any other document related to the Agreement, or (b) a consent to any future amendment, consent, waiver or other modification.  Except as expressly set forth in this letter agreement, each of the Agreement and the documents related to the Agreement shall continue in full force and effect.  The parties hereto acknowledge and agree that this letter agreement constitutes a Transaction Document.

3.Representations and Warranties.  The Company hereby represents and warrants as follows:  (i) No Default or Event of Default has occurred and is continuing (both immediately before and immediately after giving effect to the effectiveness of this letter agreement); (ii) the Company’s entering into and performance of the Agreement, as modified by this letter agreement, has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable; (iii) the Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (iv) immediately after giving effect to this letter agreement, each of the representations and warranties of the Company set forth in the Agreement is true and correct as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true and correct as of such other date).

4.Effectiveness.This letter agreement shall become effective, as of the date hereof, on the date on which (i) the Noteholders shall have received a fully executed counterpart of this letter agreement from each Credit Party, (ii) the Noteholders shall have received a copy of a fully executed amended and restated version of the Bank Credit Agreement in form and substance reasonably satisfactory to the Required Holders, and (iii) the Company shall have paid, by wire transfer of immediately available funds, all reasonable fees, charges and disbursements of counsel to the Noteholders in connection with this letter agreement.

5.Miscellaneous.

(a)This document may be executed in multiple counterparts, which together shall constitute a single document.  Delivery of executed counterparts of this letter agreement by telefacsimile or other secure electronic format (pdf) shall be effective as an original.

(b)This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

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If you are in agreement with the foregoing, please sign this letter agreement in the space indicated below whereupon, subject to the conditions expressed herein, it shall become a binding agreement among each party named as a signatory hereto.

Sincerely,

PGIM, INC.

By:	/s/ JASON RICHARDSON
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ JASON RICHARDSON
Vice President

FARMERS INSURANCE EXCHANGE

By:Prudential Private Placement Investors, L.P. (as Investment Advisor)
as Investment Manager

By:Prudential Private Placement Investors, Inc. (as its General Partner)
as Sub-Advisor

By:	/s/ JASON RICHARDSON
Vice President

MID CENTURY INSURANCE COMPANY

By:Prudential Private Placement Investors, L.P. (as Investment Advisor)
as Investment Manager

By:Prudential Private Placement Investors, Inc. (as its General Partner)
as Sub-Advisor

By:	/s/ JASON RICHARDSON
Vice President

Accepted and agreed to as of the date first appearing above:

WD-40 COMPANY, a Delaware corporation

By:	/s/ JAY W. REMBOLT
Name:	Jay W. Rembolt
Title:	Chief Financial Officer

Each of the Guarantors hereby (a) consents to and agrees to be bound by the amendments and other modification effected by this letter agreement and the other transactions contemplated hereby, (b) reaffirms its obligations under the Multiparty Guaranty and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations, and (c) reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the obligations of the Company under the Agreement and the Notes.

WD-40 MANUFACTURING COMPANY, a California corporation

By:	/s/ JAY W. REMBOLT
Name:	Jay W. Rembolt
Title:	Chief Financial Officer

HPD LABORATORIES INC., a Delaware corporation

By:	/s/ JAY W. REMBOLT
Name:	Jay W. Rembolt
Title:	Chief Financial Officer

HEARTLAND CORPORATION,  a Kansas corporation

By:	/s/ JAY W. REMBOLT
Name:	Jay W. Rembolt
Title:	Chief Financial Officer

WD-40 COMPANY LIMITED,  a company incorporated in England and Wales

By:	/s/ GARRY O. RIDGE
Name:	Garry O. Ridge
Title:	Director